EXHIBIT 99.1

PRESS RELEASE

Date: CONTACTS:	October 16, 2003
	David P. Kershaw Executive Vice President & Chief Financial Officer 315-475-4478	Joseph M. Russo Vice President Marketing and Investor Relations 315-475-6710

Alliance Financial Reports Increase in Third Quarter Net Income

SYRACUSE, NEW YORK {October 16, 2003}
Alliance Financial Corporation (Nasdaq: ALNC), parent of Alliance Bank, N. A., reported net income for the quarter ended September 30, 2003 increased 4.3% to $1.8 million, while diluted earnings per share of $0.51 were comparable with that reported for the same period in 2002. Net income for the first nine months of 2003 increased 24% and diluted earnings per share were up 22% year over year.

The Company also reported that its return on average assets for the third quarter 2003 was 0.93%, comparable with the third quarter of 2002, while its return on average equity at 11.24% compared with 11.80% for the same period in 2002.

“In the face of continuing interest rate uncertainty, our third quarter performance demonstrates the durability of our strategy,” said Jack H. Webb, Chairman, President and Chief Executive Officer of Alliance Financial Corporation. “We have been prudent in our management and deliberate in our positioning of Alliance Bank. At the same time, we have continued our aggressive pursuit of growth through ventures such as Alliance Investments and through the expansion of our branch network, notably with the announcement of new locations in Onondaga County, New York.”

Year over year third quarter 2003 net interest income increased to $6.7 million, as a consequence of a $40.8 million, or 5.8%, increase in average earning assets generating revenue that more than offset the negative impact resulting from a 18-basis-point decline in the net interest margin. The increase in average earning assets resulted as average loans grew at a 10.1% rate over the prior year third quarter. A decline of 88 basis points in overall asset yields, chiefly attributable to an increase in mortgage loan refinancings at lower market rates, contrasted with a 76-basis-point decline in the average rate paid on interest bearing liabilities.

The Bank’s provision for loan loss expense in the third quarter of 2003 was $404 thousand, 15.8% less than reported in the third quarter of 2002. The decline reflected improvement in qualitative factors in the loan portfolio. The 2003 third quarter provision expense was also down 34% when compared with the 2003 second quarter, and was 58% less than the 2003 first quarter expense. At September 30, 2003, the ratio of non-performing loans to total loans was 1.07%, up from a year earlier, but down 19.5%, from 1.33%, since the end of this year’s first quarter. Although net loan charge-offs, as a percentage of average annualized loans increased for the comparable third quarters, for the nine months ended September 30, 2003, net loan charge-offs at 0.31% compared favorably to 0.32% for the same period in 2002.

Non-interest income for the 2003 third quarter increased 9.7%, with the benefit primarily derived from increased service fees on deposit accounts. Non-interest expense for the comparable periods increased 3.1% and related to growth in the banks’ business lines.

As of September 30, 2003, total assets were $807.5 million, increasing $41.8 million, or 5.5%, compared with September 30, 2002. The growth in assets over the past 12 months reflects a $55.6 million, or 13.5%, increase in loans, and a reduction of $16.9 million, or 5.5%, in the investment portfolio. The loan portfolio growth during the last twelve months has been driven by increases in residential mortgage, commercial, indirect auto, and home equity loan originations. At September 30, 2003, deposits of $562.8 million were up 2.1% compared with a year ago, with the lower growth rate reflecting the sale of the bank’s Whitney Point branch deposits in the second quarter of 2003. Excluding deposits associated with the branch sale, total deposits grew at a 5% rate. Borrowings of $170.5 million at September 30, 2003 were up 19.9% when compared to September 30, 2002.

Shareholders’ equity at September 30, 2003 was $65.3 million, or 8.1% of assets, compared with $61.8 million, also 8.1% of assets on the same date the prior year. An increase of $3.5 million, or 5.7%, in shareholders’ equity over the past 12 months reflects the addition of net income after payment of dividends, proceeds from the issuance of common stock, partially offset by a decline in the market value of the Bank’s investment portfolio. On September 18, 2003, the Company declared its regular quarterly dividend of $0.21 per share. The dividend was paid on October 10, 2003.

For a copy of this release including third quarter 2003 performance highlights and supporting financial information, please refer to the “Press Releases” section of the “Investor Information” module on the Company’s website at www.alliancebankna.com.

Alliance Financial Corporation is an independent bank holding company with one subsidiary, Alliance Bank, N.A., that provides banking, commercial leasing, trust and investment services through 18 office locations in Cortland, Madison, Oneida and Onondaga counties.

This press release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Alliance Financial Corporation. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) an increase in competitive pressure in the banking industry; (2) changes in the interest rate environment reduce margins; (3) changes in the regulatory environment; (4) general economic conditions, either nationally or regionally, are less favorable than expected, resulting in, among other things, a deterioration in credit quality; (5) changes in business conditions and inflation; (6) changes in the securities markets; (7) changes occur in technology used in the banking business; (8) the ability to maintain and increase market share and control expenses; and (9) other factors detailed from time to time in the Company’s SEC filings.